UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2022

SideChannel, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28745	86-0837077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6836 Bee Cave Road, Bldg. 1, S#279, Austin, Texas 78746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 772-4245

Cipherloc Corporation

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 1, 2022 (the “Closing Date”), SideChannel, Inc. (formerly known as Cipherloc Corporation) (the “Company”) completed its acquisition of all of the equity securities of SideChannel, Inc. (“SideChannel”) in exchange for shares of the Company’s equity securities (the “Acquisition”) pursuant to that certain Equity Securities Purchase Agreement dated May 16, 2022 (the “Purchase Agreement”) by and among the Company, SideChannel, SideChannel’s stockholders (collectively, the “Sellers”) and Brian Haugli, as the Sellers’ representative as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2022 (the “May 8-K”).

Pursuant to the Purchase Agreement, on the Closing Date, the Sellers exchanged all of their equity securities of SideChannel for 59,900,000 shares (the “First Tranche Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), and 100 shares of the Company’s newly designated Series A Preferred Stock, $0.001 par value (the “Series A Preferred Stock”) (which was erroneously referred to as Series B Preferred Stock in the May 8-K). In addition, the Sellers may be entitled to receive up to an additional 59,900,000 shares (the “Second Tranche Shares” and together with the First Tranche Shares and the Series A Preferred Stock, the “Shares”) at such time that the operations of SideChannel, as a subsidiary of the Company, achieve at least $5.5 million in revenue (the “Milestone”) for any twelve month period occurring after the Closing Date and before the 48 month anniversary of the execution of the Purchase Agreement.

As of the Closing Date, the Sellers acquired approximately 40.4% of the Company’s outstanding Common Stock. If SideChannel achieves the Milestone and the Sellers are issued the Second Tranche Shares, assuming the number of shares outstanding prior to the issuance of the Second Tranche Shares being issued remains the same as on the Closing Date, the Sellers will hold a total of approximately 57.5% of the Company’s outstanding Common Stock. The number of the Second Tranche Shares may be reduced or increased, based upon whether SideChannel’s working capital as of the Closing Date is less than or more than zero. The number of the Second Tranche Shares may also be subject to adjustment based upon any successful indemnification claims made by the parties pursuant to the Purchase Agreement.

As previously disclosed in the May 8-K, the Shares are subject to a Lock-Up/Leak-Out Agreement pursuant to which, subject to certain exceptions, the Sellers may not directly or indirectly offer to sell, or otherwise transfer, any of the Shares for 24 months after the Closing Date without the prior written consent of the Company. Notwithstanding the foregoing, pursuant to the Lock-Up/Leak-Out Agreement, the Sellers may sell up to 20% of their shares of Common Stock beginning 12 months after the Closing Date, and the remaining 80% of their shares of Common Stock beginning 24 months after the Closing Date.

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure under Item 2.01 above which is hereby incorporated in this Item 3.02 by reference.

On the Closing Date, the Company issued the First Tranche Shares and the Series A Preferred Stock to the Sellers pursuant to the terms of the Purchase Agreement. The First Tranche Shares and the Series A Preferred Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration under the Securities Act, afforded by Section 4(a)(2) and/or Rule 506 promulgated thereunder.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments and Resignations of Officers and Directors

Immediately prior to the Closing Date, the Company’s board of directors (“Board”) was comprised of four directors. In connection with the closing of the Acquisition each of David Chasteen and Sammy Davis resigned as members of the Company’s Board. Messrs. Chasteen’s and Davis’ resignations were not the result of any disagreement with the Company, any matter related to the Company’s operations, policies or practices, the Company’s management or the Board.

The Board elected each of Deborah MacConnel and Kevin Powers to serve as members of the Company’s Board effective immediately to fill the vacancies created on the Board by the resignations of David Chasteen and Sammy Davis. The newly appointed directors will serve until the Company’s next annual meeting of stockholders or until their successors are elected and qualified or until their earlier death, resignation or removal.

2

In addition, in connection with the closing of the Acquisition, effective as of the Closing Date, David Chasteen resigned from his position as President and Chief Executive Officer of the Company and Brian Haugli was appointed as President and Chief Executive Officer of the Company. Mr. Chasteen will remain with the Company as Executive Vice President of Sales and Marketing and will receive a one-time severance payment of $100,000 pursuant to the terms of his existing offer letter.

Set forth below are the biographical summaries of the newly appointed directors.

Deborah MacConnel

Ms. MacConnel has been involved in the computer industry for 34 years, retiring recently from International Business Machines Corporation (“IBM”) (NYSE: IBM) after 28 years. Prior to her retirement, Ms. MacConnel was instrumental in transforming information technology for IBM’s human resources function, which supported up to 450,000 employees. Ms. MacConnel’s team at IBM was also responsible for transforming the succession planning process for executive selection and promotion, along with enhancing the processes for mergers and acquisition management and talent acquisition. Ms. MacConnel has a Bachelor of Science degree in Business Administration from the University of Texas. The Company believes Ms. MacConnel is qualified to serve as a member of the Company’s Board because of her experience scaling global teams for technology companies.

Kevin Powers

Mr. Powers is the founder and director of the Master of Science in Cybersecurity Policy and Governance Programs at Boston College and has served as an Assistant Professor of the Practice at Boston College Law School and in Boston College’s Carroll School of Management’s Business Law and Society Department since November 2015. Mr. Powers has also been a Cybersecurity Research Affiliate at the MIT Sloan School of Management since June 2018. Mr. Powers has a Bachelor of Art degree in History and Business from Salem State University and a Juris Doctor degree from Suffolk University Law School. The Company believes Mr. Powers is qualified to serve as a member of the Company’s Board because of his extensive experience in cybersecurity.

Each member of the Company’s Board who is not also an executive officer of the Company will receive $10,000 for each fiscal quarter in which they serve, and an additional $5,000 per quarter for serving as the Chair of a Board committee or Chair of the Board. Such payment will be made in a combination of half cash and half shares of the Company’s common stock based upon the greater of (i) $0.18 per share and (ii) the closing price of the Company’s common stock on the first trading day of each quarter. In addition, each of Mr. Powers and Ms. MacConnel received a one-time grant of 100,000 restricted stock units pursuant to the Company’s 2021 Omnibus Equity Incentive Plan which vest over a period of three years from the date of issuance.

There are no family relationships between any of Brian Haugli, Deborah MacConnel and Kevin Powers and any of the Company’s directors or executive officers. Except as set forth herein, there is no arrangement or understanding between Brian Haugli, Deborah MacConnel or Kevin Powers and any other persons pursuant to which Messrs. Haugli or Powers or Ms. MacConnel were appointed as officers or directors of the Company, as applicable. There are no related party transactions involving Messrs. Haugli or Powers or Ms. MacConnel that are reportable under Item 404(a) of Regulation S-K.

Employment Agreement

On July 1, 2022, the Company entered into an employment agreement (the “Employment Agreement”) with Brian Haugli pursuant to which Mr. Haugli shall serve as Chief Executive Officer of the Company. Pursuant to the Employment Agreement, Mr. Haugli shall (i) receive a base salary of $300,000, which may be increased by the compensation committee of the Board in its sole discretion beginning on September 30, 2023 and on each September 30th thereafter; (ii) be eligible for an annual equity bonus (payable in shares of Common Stock or options) equal to $200,000, which may be increased or decreased by the compensation committee and/or the Board, in its sole discretion; and (iii) be eligible for a yearly discretionary cash bonus with the target amount of 50% of Mr. Haugli’s base salary. In addition, Mr. Haugli shall receive $200,000 in equity incentive compensation annually. Furthermore, Mr. Haugli shall be reimbursed for reasonable, out-of-pocket business expenses consistent with the Company’s policies and procedures, in effect from time to time, and will be entitled to unlimited paid time off. Mr. Haugli shall also be entitled to participate in any employee benefit plans or programs for which he is eligible that are provided by the Company to its management employees.

3

The Employment Agreement shall terminate upon the earliest to occur of the following: (i) Mr. Haugli’s death; (ii) upon written notice by the Company if Mr. Haugli shall suffer a physical or mental disability which renders Mr. Haugli, in the reasonable judgment of the compensation committee, unable to perform his duties and obligations under the Employment Agreement for either 90 consecutive days or 180 days in any 12-month period; (iii) upon written notice by Mr. Haugli for any reason other than Good Reason (as defined in the Employment Agreement); (iv) upon written notice by Mr. Haugli for Cause (as defined in the Employment Agreement); (v) upon written notice by Mr. Haugli for Good Reason; provided, however, prior to any such termination by Mr. Haugli for Good Reason, Mr. Haugli shall provide the Company with notice within 15 days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of such notice, with the exception of only five days written notice in the event the Company reduces Mr. Haugli salary without his consent or fails to pay Mr. Haugli any compensation due to him; and (vi) upon written notice by Mr. Haugli without Cause.

In the event Mr. Haugli’s employment is terminated for any reason (not including, however, a termination by the Company for Cause or a termination as a result of Mr. Haugli’s death or disability) (a “Change of Control Termination”) during the 12-month period following a Change of Control (as defined in the Employment Agreement) or in anticipation of a Change of Control, the Company shall pay Mr. Haugli a cash severance payment equal to 24 months of his then base salary, less applicable withholding. In addition, in the event of a Change of Control, all of Mr. Haugli’s equity-based compensation shall vest over one year regardless of whether Mr. Haugli is retained by the Company or successor following the Change of Control and any outstanding stock options held by Mr. Haugli shall be able to be exercised by Mr. Haugli until the earlier of (i) one year from the date of termination and (ii) the latest date upon which such stock options would have expired by their original terms under any circumstances. In the event Mr. Haugli’s employment is terminated for death, disability, without Good Reason by Mr. Haugli or by the Company for Cause, (i) Mr. Haugli shall be entitled to salary accrued through the termination date and (ii) any unvested stock options or equity compensation held by Mr. Haugli shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable stock incentive plan or equity compensation plan, or award agreement. In the event Mr. Haugli’s employment is terminated by Mr. Haugli for Good Reason or by the Company without Cause, (i) Mr. Haugli shall be entitled to continue to receive the salary at the rate in effect upon the termination date for 24 months following the termination date; (ii) subject to certain exceptions and provided that Mr. Haugli elects to receive continued health insurance coverage through COBRA, the Company will pay Mr. Haugli’s monthly COBRA contributions for health insurance coverage for 24 months following the termination date ((i) and (ii) are collectively referred to herein as the “Severance”); (iii) any unvested benefits (whether equity or cash benefits and bonuses will vest immediately upon such termination and any outstanding stock options or equity previously granted to Mr. Haugli will vest immediately upon such termination and shall be exercisable by Mr. Haugli until the earlier of (i) one year from the date of termination and (ii) the latest date upon which such stock options or equity would have expired by their original terms under any circumstances. As a condition to Mr. Haugli’s right to receive the Severance, Mr. Haugli will be required to execute and deliver to the Company a written release and may not breach any of the covenants and agreements set forth in the Employment Agreement. The Employment Agreement also contains covenants with respect to non-competition, confidential information and assignment of certain inventions and rights.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Consulting Agreement

On July 1, 2022, the Company entered into an independent contractor agreement (the “Independent Contractor Agreement”) with Sammy Davis, a former member of the Company’s Board, pursuant to which Mr. Davis shall serve as a consultant and strategic advisor to management and/or the Board as set forth in such agreement. Pursuant to the Independent Contractor Agreement, Mr. Davis shall receive (i) two $10,000 installments to be paid on September 30, 2022 and December 31, 2022, (ii) 100,000 shares of Common Stock which vested immediately upon the execution of the Independent Contractor Agreement and (iii) an amount equal to 2% of first year revenue under any agreement with a customer referred to the Company by Mr. Davis with which the Company had no prior relationship or contact that is executed during the Term (as defined herein) of the Independent Contractor Agreement. The Independent Contractor Agreement commenced upon Mr. Davis’ resignation from the Board and shall renew every six months beginning on January 1, 2023 until written notice of termination is provided by either Mr. Davis or the Company (the “Term”).

The foregoing description of the Independent Contractor Agreement is not complete and is qualified in its entirety by reference to the full text of the Independent Contractor Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is hereby incorporated by reference.

4

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Series A Preferred Stock Certificate of Designation

In connection with the closing of the Acquisition, on July 1, 2022, the Company filed a Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State.

Pursuant to the Certificate of Designation, 100 shares of the Company’s blank check preferred stock have been designated as Series A Preferred Stock. The Series A Preferred Stock have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

Ranking. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event (as defined in the Certificate of Designation), each share of Series A Preferred Stock shall rank on parity to the Common Stock.

Dividends. The holders of Series A Preferred Stock shall not be entitled to any cash dividends declared or paid on the Common Stock or otherwise.

Voting. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to such number of votes equal to the number of shares of Common Stock that such Series A Preferred Stock are convertible into.

Conversion. Each share of the Series A Preferred Stock is convertible into one share of Common Stock, subject to adjustment as set forth in the Certificate of Designation. Upon the earliest to occur (the time of such event, the “Mandatory Conversion Time”) of (a) the issuance of the Second Tranche Shares pursuant to the terms of the Purchase Agreement, (b) the cancellation of the Second Tranche Shares pursuant to the terms of the Purchase Agreement and (c) the occurrence of an event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, all outstanding shares of the Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then-applicable conversion ratio, and such shares may not be reissued by the Company.

Appointment of Directors. The holders of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect four directors of the Company. Any director elected by holders of Series A Preferred Stock may be removed without cause by the affirmative vote of the holders of shares of Series A Preferred Stock. If the holders of shares of Series A Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock elect a person to fill such directorship. In the event of any vacancy of a Series A Preferred director, such vacancy shall be filled by the holders of the Series A Preferred Stock. In the event that the number of directors of the Company is increased prior to the Mandatory Conversion Time, the number of directors which the holders of the Series A Preferred Stock shall be entitled to elect, exclusively and as a separate class, shall be increased to the extent required to provide that the total number of Series A Preferred Stock directors constitutes a majority of the total number of the directors of the Company.

The foregoing description of the Certificate of Designation is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this Current Report and is hereby incorporated by reference.

Name Change

In connection with the closing of the Acquisition, on July 1, 2022, the Company filed a Certificate of Amendment (the “Amendment”) to its Certificate of Incorporation with the Delaware Secretary of State to change the legal name of the Company from “Cipherloc Corporation” to “SideChannel, Inc.”, effective immediately upon acceptance of the filing.

A copy of the Amendment effecting the name change, as filed with the Delaware Secretary of State is attached hereto as Exhibit 3.2.

Item 8.01 Other Events.

On July 5, 2022, the Company issued a press release announcing the closing of the Acquisition. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

5

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of businesses acquired.

In accordance with Item 9.01(a)(3) of Form 8-K, the financial statements required under this Item 9.01 will be filed by amendment to this Current Report on Form 8-K no later than 75 days after the completion of the Acquisition of SideChannel.

Pro forma financial information.

In accordance with Item 9.01(b)(2) of Form 8-K, the financial information required under this Item 9.01 will be filed by amendment to this Current Report on Form 8-K no later than 75 days after the completion of the Acquisition of SideChannel.

(b) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series A Preferred Stock
3.2	Certificate of Amendment filed with the Delaware Secretary of State on July 5, 2022
10.1+	Brian Haugli Executive Employment Agreement
10.2	Independent Contractor Agreement by and between the Company and Sammy Davis dated July 1, 2022
99.1	Press Release dated July 5, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Indicates a management contract or any compensatory plan, contract or arrangement.

6

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SideChannel, Inc.

Date: July 6, 2022	By:	/s/ Ryan Polk
	Name:	Ryan Polk
	Title:	Chief Financial Officer

7